UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 12, 2016

LIME ENERGY CO.

(Exact name of registrant as specified in charter)

DELAWARE	001-16265	36-4197337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Gateway Center, 4th Floor, 100 Mulberry Street, Newark, NJ 07102

(Address of principal executive offices)

(201) 416-2575

 (Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01                   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously disclosed on May 25, 2016, Lime Energy Co. (the “Company”) received a notice (the “Notice”) from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company currently does not meet the continued listing requirement set forth in Listing Rule 5550(b)(1), which requires companies listed on the NASDAQ Capital Market to maintain a minimum of $2.5 million in stockholders’ equity for continued listing. The Notice indicated that the Company also does not meet NASDAQ’s alternatives for market value of listed securities or net income from continuing operations.

On July 5, 2016, the Company submitted a plan to NASDAQ on how it intends to regain compliance with NASDAQ’s listing requirements.

On July 12, 2016, the Company received a letter from the NASDAQ Listing Qualification staff indicating that, unless the Company timely requests a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”), the Company’s securities would be delisted from the NASDAQ Capital Market due to the Company’s non-compliance with Listing Rule 5550(b).

The Company intends to timely request a hearing before the Panel, at which hearing the Company will present its plan to evidence compliance with the Listing Rule 5550(b)(1), which requires the Company to maintain a minimum of $2.5 million in stockholders’ equity, or with Listing Rule 5550(b)(3), which requires net income from continuing operations of $500,000.  The Company’s common stock will continue to trade on the NASDAQ Capital Market under the symbol “LIME” pending the completion of the hearing process and the expiration of any extension period granted by the Panel.

There can be no assurance that the Company will be successful in receiving an extension from the Panel to regain compliance or in maintaining its listing on the Nasdaq Capital Market, which could impair the liquidity and market price of the Company’s common stock including limited availability of market quotations for its stock. NASDAQ’s determination to delist the Company’s common stock could materially and adversely affect the Company’s access to capital markets and its ability to raise capital on acceptable terms, if at all.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIME ENERGY CO.

Dated: July 15, 2016	By:	/s/ Bruce D. Torkelson
Bruce D. Torkelson
Chief Financial Officer & Treasurer